                                                                      EXHIBIT 12


      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               For the years ended February 28, except for 1996 which is February 29
                                                   1st Qtr     ---------------------------------------------------------------------
                                                   FY 2000            1999              1998              1997              1996
                                                   -------          --------          --------          --------          --------

EARNINGS
Income before income taxes, minority interests
      and extraordinary charge                     $  (269)         $(42,612)         $ (9,452)         $  1,076          $ 32,122
Less:  Income from equity investments               (1,862)           (6,863)           (2,698)           (4,909)           (2,647)
Distributions from equity investments                   --            12,440             4,691             5,701             1,332
Fixed charges                                        6,624            26,584            21,346            17,992            17,853
Less:  Capitalized Interest                             --              (516)           (1,089)             (860)               --
                                                   -------          --------          --------          --------          --------
      Earnings                                     $ 4,493          $(10,967)         $ 12,798          $ 19,000          $ 48,660
                                                   =======          ========          ========          ========          ========

FIXED CHARGES
Interest expense                                   $ 6,326          $ 23,204          $ 17,510          $ 14,881          $ 15,973
Capitalized interest                                    --               516             1,089               860                --
Interest portion of rental expense *                   298             2,864             2,747             2,251             1,880
                                                   =======          ========          ========          ========          ========
      Fixed charges                                $ 6,624          $ 26,584          $ 21,346          $ 17,992          $ 17,853
                                                   =======          ========          ========          ========          ========

                                                   =======          ========          ========          ========          ========
RATIO OF EARNINGS TO FIXED CHARGES                      -- x              -- x              -- x            1.06 x            2.73 x
                                                   =======          ========          ========          ========          ========


(1) For the year ended February 28, 1998, earnings are inadequate to cover fixed charges by approximately $8.5 million.
(2) For the year ended February 28, 1999, earnings are inadequate to cover fixed charges by approximately $37.6 million.
(3) For the first quarter ended May 31, 1999, earnings are inadequate to cover fixed charges by approximately $2.4 million.